Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2011 Capital Budget and Operational Update
LAFAYETTE, LA. December 13, 2010
     Stone Energy Corporation (NYSE: SGY) today announced its Board of Directors has approved a 2011 capital expenditure budget of $425 million which is flat with the revised 2010 capital expenditure budget. Approximately 50%-55% of the budget is expected to be spent on the Gulf of Mexico (GOM) shelf, including drilling, recompletions, facilities and abandonment. Approximately 25% of the budget is projected to be spent in Appalachia, including drilling, facilities and minor land acquisitions. The remaining expenditures are budgeted for exploration projects in the Rocky Mountain region, the deep shelf, the GOM deep water and other new venture opportunities. For the year ending 2010, Stone expects to show growth in estimated proved reserves, with the release of final reserve figures for 2010 planned for the end of January 2011. Continued organic reserve growth is projected for 2011 with the proposed capital expenditure budget. Production for 2011 is expected to remain stable in the 200 to 220 million cubic feet of gas equivalent (MMcfe) per day range and lease operating expenses are projected to be approximately $170 to $180 million, which includes volumes and costs from Appalachia. Please see “Guidance Disclosure” below.
Operational Update
     Appalachian Basin (Marcellus Shale Play). Stone has drilled fourteen horizontal wells and expects to drill one final horizontal well before year end. Of the fifteen horizontal wells, eleven are in West Virginia, two are in central Pennsylvania, and two are in eastern Pennsylvania. To date, four wells have been completed and tested with initial production rates ranging from 7 to 10 MMcf per day. Another 4-6 wells are expected to be completed and tested by year end. Third party gathering infrastructure in West Virginia is expected to be operational in the third quarter of 2011 and the Stone operated gathering pipeline in eastern Pennsylvania is projected to be completed during the second quarter of 2011. Stone has completed substantially all of the central Pennsylvania acreage acquisitions for which $52.6 million in acquisition costs were accrued in the third quarter, resulting in an overall Marcellus acreage position of over 75,000 net acres. The 2011 Appalachian capital plan calls for a single rig and a 16-18 horizontal well program. A decision to add a second rig will be determined by natural gas prices and capital availability.
     Mississippi Canyon Block 109 (Amberjack Field). The recently drilled Vili well is producing over 2,500 barrels of oil per day. Vili encountered virgin pressure with 150 feet of net oil pay in two separate sands and is the best well drilled by Stone to date in this field. The Kili well has been drilled and encountered 70 feet of net oil pay in three zones and is in the process of being completed with production expected before year end. Current plans are to drill two or three more wells in 2011 using the platform rig. Stone has 100% working interest in the field.
     Ship Shoal 113. In early December, Stone obtained a permit to drill the Bronzeye development oil well and initiated drilling operations last week. The well is expected to take 30-45 days to drill and complete with initial production projected in the second quarter of 2011. Ship Shoal 113 is currently Stone’s second largest producing field and Stone has a 100% working interest in the well.
     South Erath Prospect. Operations continue as the well is expected to be drilled and logged before year end. The well has been permitted to a total depth of 21,000 feet. Stone holds approximately 15% working interest in the prospect.

     Lighthouse Bayou Deep Prospect. The Lighthouse Bayou prospect spudded last week and is expected to drill into June/July 2011. The prospect test well is planned to drill up to 25,000 feet to target deep sands equivalent in age to recent offshore discoveries. Stone holds a 25% working interest in the prospect.
     Rocky Mountain Region. Drilling operations on the exploration well at Cane Creek in the Paradox Basin are expected to be finished by year end. A second well is scheduled to be drilled in the first quarter of 2011. Stone has approximately 75% working interest in this project.
Guidance Disclosure
     Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.
Forward Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.